EXHIBIT 10.33

                              EMPLOYMENT AGREEMENT

                                      with

                                  Ramdas S. Rao

      AGREEMENT entered into as of the 27th day of September 2000 between Ramdas S Rao (the "Employee") and Ambient Corporation a Delaware corporation ("Ambient" or the "Company")

                               W I T N E S S E T H

      WHEREAS, the Company desires to engage the Employee for the Company upon the terms and conditions contained herein; and

NOW THEREFORE, in consideration of the promises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1. Engagement & Duties

      1.1 With effect from the effective date (as defined in Section 2), the Company employs Employee and Employee accepts employment with the Employer, on a full-time basis, as Chief Network Architect. In such capacity, Employee shall be primarily responsible for designing and operating data networks and any other task(s) commensurate with Employee's position and experience. Employee shall devote Employee's full business time and efforts to rendition of such services and to the performance of such duties as are set forth herein.

      1.2 The Employee's authority shall be subject to the authority of the Chief Executive Officer ("CEO") of the Company or to whom the CEO shall so instruct

      1.3 The Parties acknowledge and agree that the nature of the Employee's duties hereunder may require substantial domestic and possible international travel.

2. Term

      2.1 Employee's employment under this Agreement shall commence on September 18, 2000 (the "Effective Date") and shall end on the earlier of: (i) the death or disability (as defined herein ) of the Employee, (ii) termination of Employee's employment with cause (as defined herein); (iii) termination by either party without cause upon prior written notice upon ninety (90) days prior written notice; (iv) two (2) years from the date of this Agreement. After the expiration of such initial term (other than for reasons set forth in clauses
(i), (ii) and (iii), this Agreement shall automatically renew for

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additional one year terms without the need for any action by the parties, unless either party gives notice of its intention to not renew this Agreement at the end of such term at least 60 days prior to the end of such term.

      2.2 For the purpose of this paragraph 2, "disability" shall mean any physical or mental illness or injury as a result of which Employee remains absent from work for a period of two (2) successive months, or an aggregate of two (2) months in any twelve (12) month period. Disability shall occur at the end of any such period.

      2.3 For the purpose of this paragraph 2, "cause" shall exist if Employee
(i) substantially fails to perform the Employee's areas of responsibility set forth herein, (ii) engages conduct which, in the sole discretion of the Company, is unethical, illegal or which otherwise brings adverse notoriety to Company or has an adverse effect on the name or public image of the Company, (iii) fails to comply with the instructions of Company in a manner detrimental to the Company, provided that with respect to clauses (i) and (iii), if Employee has cured any such condition (that is reasonably susceptible to cure) within 25 days following delivery of the advance notice (as defined herein) then "cause" shall be deemed not to exist. For purposes of this Paragraph 2, "advance notice" shall constitute a written notice delivered to Employee that sets forth with particularity the facts and circumstances relied upon by the Company as the basis for cause.

      2.4 During the period following notice of termination until the effective date of termination by either party for whatever reason, the Employee shall cooperate with the Company and use his best efforts to assist the integration into the Company the person or persons who will assume the Employee's responsibilities.

      2.5 Upon termination for cause, Employee shall be entitled to the compensation set forth as Gross Salary herein, prorated to the effective date of such termination, and stock options which have vested under section 3.2 as full compensation for any and all claims of Employee under this Agreement.

3. Remuneration

      3.1 Salary. During the term hereof, and subject to the satisfactory performance of the services required to be performed hereunder by Employee, the Company shall pay to the Employee for all services rendered hereunder, as salary, payable bi-monthly in accordance with the Employer's normal payroll practices, the amount of$10,830 monthly (the "Gross Salary"), less required deductions for state and federal withholding tax, social security and other employee taxes

      3.2 Ambient Stock Options. The Employee shall be entitled to receive 50,000 options to purchase shares of the Common stock of the Company (the "Options") under the Company's 2000 Equity Incentive Plan ("the Plan"), subject to the approval of the Plan by the Company's stockholders at the 2000 annual general meeting of the stockholders. The Employee shall execute an option agreement that is consistent with the terms and conditions of the Plan. The Options shall vest over a period of two years, with

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50% of the options vesting on September 30, 2001 and the remaining Options vesting on September 30 2002, , subject to Employees' continuing employment with the Company.

4. Fringe Benefits.

      4.1 Vacation. Employee shall be entitled to an aggregate of 15 business days of paid vacation per year, during the term hereof, prorated for any portion of a year to date of termination. The timing and duration of any vacation shall be as agreed upon by the parties. In addition to the foregoing, the Employee shall be entitled to paid vacation for the following legal holidays in the United States: New Year's, President's Day, Memorial Day, July 4, Labor Day, Thanksgiving Day (Thursday and Friday), and Christmas; and during the holidays of Rosh Hashana, Yom Kippur, first two days and last two days of Succot, Passover and Shavuot.

      4.2 No Accumulation. The Employee shall not be entitled to accumulate unused vacation from year to year without the written consent of the Company. Further, Employee shall not be entitled to receive payments in lieu of any compensation or payment for or in lieu of said fringe benefits prorated to the date of termination of this Agreement.

      4.3 Health Insurance. The Company intends to establish a Company-wide health insurance plan under which its employees may participate. Pending the establishment of such plan, the Employee shall be entitled to be reimbursed quarterly, for medical and dental insurance payments made by the Employee to a bona fide health insurance provider, in accordance with the Company's policy as it might change from time to time, up to a maximum monthly amount of $500 payable by the Company. The Company may in its sole discretion and at any time during the course of this agreement and in compliance with applicable law, substitute a Company sponsored health insurance program including without limitation, medical insurance and dental insurance plans for the medical and dental insurance reimbursement payments specified herein. The employee's participation in such plans shall be on the same terms and conditions as other employees' of the Company.

5. Development Rights

      The Employee agrees and declares that all proprietary information including but not limited to trade secrets, know-how, patents and other rights in connection therewith developed by or with the contribution of Employee's efforts during his employment with the Company shall be the sole property of the Company. Upon the Company's request (whenever made), Employee shall execute and assign to the Company all the rights in the proprietary information.

6. Employee Representations

      The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a

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breach of any agreement or other instrument to which Employee is party, (ii)
does not require the consent of any person, and (iii) shall not utilize during the term of his employment any proprietary information of any third party, including prior employers of the Employee.

7. Confidentiality

      7.1 The term "Information" as used in this section means any and all confidential and proprietary information including but not limited to any and all specifications, formulae, prototypes, software design plans, computer programs, and any and all records, data, methods, techniques, processes and projections, plans, marketing information, materials, financial statements, memoranda, analyses, notes, and other data and information (in whatever form), as well as improvements and know-how related thereto, relating to the Company or its products. Information shall not include information that (a) was already known to or independently developed by the Employee prior to its disclosure as demonstrated by reasonable and tangible evidence satisfactory to the Company;
(b) shall have appeared in any printed publication or patent or shall have become part of the public knowledge except as a result of breach of this Agreement by the Employee or similar agreements by other Company employees (c) shall have been received by the Employee from another person or entity having no obligation to the Company or (d) is approved in writing by the Company for release by the Employee.

      7.2 The Employee agrees to hold in trust and confidence all Information disclosed to Employee and further agrees not to exploit or disclose the Information to any other person or entity or use the Information directly or indirectly for any purpose other than for Employee's work with the Company.

      7.3 The Employee agrees to disclose the Information only to persons necessary in connection with Employee's work with the Company and who have undertaken the same confidentiality obligations set forth herein in favor of the Company. The Employee agrees to assume full responsibility for the confidentiality of the Information disclosed to Employee and to prevent its unauthorized disclosure, and shall take appropriate measures to ensure that such persons acting on his behalf are bound by a like covenant of secrecy.

      7.4 The Employee acknowledges and agrees that the Information furnished hereunder is and shall remain proprietary to the Company. Unless otherwise required by statute or government rule or regulation, all copies of the Information, shall be returned to the Company immediately upon request without retaining copies thereof.

8. Non-Compete.

      8.1 Employee will not, directly or indirectly, for his own account or as an employee, officer, director, consultant, joint venture, shareholder, investor, or otherwise ( except of as an investor in a corporation whose stock is publicly traded and in which the Employee holds less than 5% of the outstanding shares) interest him/herself or engage,

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directly or indirectly, in the design, development, production, sale or distribution of any product or component that directly or indirectly competes with a product or component (i) then being designed, produced, sold or distributed by the Company or any of its affiliates (ii) or to which the Company or any of its affiliates shall then have proprietary rights; provided such affiliates operate in a field directly related to the business of the Company or involve distribution or promoting of the Company's products or technology.

      8.2 Employee will not hire or otherwise contract the services of, whether directly or indirectly (i) an employee of the Company (ii) a former employee of the Company whose employment with the Company ended less than six months prior to the date of such hiring, or (iii) any corporation or entity in which such employee or former employee is an officer, director or shareholder holding 25% of the equity or is employed providing service to that corporation or entity.

      8.3 Employee's undertakings herein under section 8 shall be binding upon Employee's successors, heirs or assigns, and shall continue so long as Employee is employed hereunder through the end of the 12 months following the expiration or termination (for whatever reason) of this Agreement.

      8.4 Employee acknowledges that the restricted period of time specified under this section 8 are reasonable, in view of the nature of the business in which the Company is engaged and Employee's knowledge of the Company's business and products. If such a period of time or geographical location should be determined to be unreasonable in any judicial proceeding, then the period of time and area of restriction shall be reduced so that this Agreement may be enforced in such an area and during such a period of time as shall be determined to be reasonable by such judicial proceeding.

9. Miscellaneous

      9.1 Benefit & Assignment This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. The rights and obligations of the Employee under this Agreement may not be assigned by the Employee.

      9.2 Entire Agreement This Agreement constitutes the entire understanding and agreement between the parties, and supersedes any and all prior discussions and agreements and correspondence, and may not be amended or modified in any respect except by a subsequent writing executed by both parties.

      9.3 Notices All notices or other communications hereunder shall be in writing and shall be sent to either party by hand or by Registered or Certified mail, postage prepaid, return receipt requested, or sent by telegram or facsimile to the address set forth in the Preamble to this Agreement or to such other address as the recipient may designate by notice in accordance with the provisions of this section.

      9.4 Applicable Law. This Agreement shall be interpreted, governed, construed and enforced according to the internal laws of the State of Delaware, without

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giving effect to its conflict of laws provisions. Jurisdiction and venue for any action arising from this Agreement shall reside in the appropriate court in city limits of Boston.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly signed as of the date stated above.

Ambient Corporation

/s/ Mark Isaacson                   /s/ Ramdas S.  Rao
--------------------                ----------------------
by Mark Isaacson                    Ramdas S.  Rao